EX-99.e.1.ii

AMENDMENT NO. 2

TO SCHEDULE I

TO THE DISTRIBUTION AGREEMENT

AS OF OCTOBER 1, 2013

     This Schedule to the Distribution Agreement between Delaware Group Equity Funds IV and Delaware Distributors, L.P. entered into as of May 15, 2003 and amended and restated on January 4, 2010 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

			Portion
		Total 12b-1	designated as
		Plan Fee Rate	Service Fee
		(per annum	Rate (per
		of the Series’	annum of the
Series Name	Class Names	average daily	Series’	Effective Date
		net assets	average daily
		represented	net assets
		by shares of	represented
		the Class)	by shares of
			the Class)
Delaware Smid Cap Growth Fund	Class A	.25%		April 19, 2001
	Class B	1.00%	.25%	April 19, 2001
	Class C	1.00%	.25%	April 19, 2001
	Class R	.50%		May 15, 2003
	Institutional Class			April 19, 2001
Delaware Healthcare Fund	Class A	.25%		September 28, 2007
	Class C	1.00%	.25%	September 28, 2007
	Class R	.50%		September 28, 2007
	Institutional Class			September 28, 2007

DELAWARE DISTRIBUTORS, L.P. DELAWARE DISTRIBUTORS, INC., General Partner		DELAWARE GROUP EQUITY FUNDS IV on behalf of the Series listed on Schedule I

By:		By:
	Name: J. Scott Coleman		Name: Patrick P. Coyne
	Title: President		Title: President